Exhibit 1A-11

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to Regulation A Offering Statement on Form 1-A of Yobi Capital Fund Corporation of our report dated December 7, 2015 relating to the consolidated financial statements as of June 30, 2015 and for the period from April 9, 2015 (inception) through the fiscal year then ended appearing in this Regulation A Offering Statement.

KCCW Accountancy Corp.

Diamond Bar, California
September 7, 2016

KCCW Accountancy Corp. 22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com